Exhibit 10.1

NON-DISCLOSURE, NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Disclosure, Non-Competition and Non-Solicitation Agreement (the “Agreement”) is made between Philip J. Hawk (“Mr. Hawk”) and Team Industrial Services, Inc., Team, Inc., and their affiliated entities (collectively the “Company”), effective as of August 8, 2016 (the “Effective Date”) for sufficient consideration as agreed to by the Parties. Mr. Hawk and the Company may be referenced individually as “Party” or collectively as the “Parties.” This Agreement is in conjunction with Mr. Hawk’s service on Team, Inc.’s Board of Directors (“Board”) and his transition to a non-employee member of the Board.
Section 1.Accelerated Vesting of Restricted Stock Units. The Company will, as soon as administratively feasible after the effective date of this Agreement, accelerate the vesting of certain of Mr. Hawk’s unvested restricted stock units, remove Mr. Hawk’s continued employment as a condition for vesting under the long-term performance stock units, clarify the termination date for exercising options under the 2007 non-qualified stock option award agreement and deliver the underlying shares as set forth on Exhibit “A” to this Agreement (the “Accelerated Vesting”). Mr. Hawk acknowledges that this Accelerated Vesting is not due to Mr. Hawk under any agreement or obligation of the Company and is provided solely in exchange for Mr. Hawk’s promises made in this Agreement.

Section 2.Non-Disclosure of Company’s Confidential Information. In connection with Mr. Hawk’s service on the Board, and in exchange for Mr. Hawk’s promises made in this Agreement, the Company will provide Mr. Hawk with access to its Confidential Information and Company Relationships, which Mr. Hawk acknowledges to be valuable and critical to maintaining the Company’s competitive advantage. Mr. Hawk acknowledges that “Confidential Information” includes, all information used by the Company in its business and not known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business opportunities and strategies, growth plans, potential mergers and acquisitions, information about third parties, training, and any issues or information coming before Board review or discussion, or any information designated or treated as confidential during Mr. Hawk’s service on the Board. The Company also shall provide Mr. Hawk with access to, information about, and the unique opportunity to develop business relationships with, the Company’s customers, clients, vendors, business partners, potential acquisition targets, consultants, and other persons or entities with whom the Company has developed a business relationship and goodwill (collectively, “Company Relationships”). Mr. Hawk agrees that he will not, during his service on the Board, or at any time thereafter, make any disclosure or use of any Confidential Information, except as may be reasonably necessary in performing his duties for the benefit of the Company or as part of a good faith report or related disclosures to any governmental agency or entity regarding potential violations of applicable federal, state or local law or to take other actions protected as whistleblower activity under applicable law. Mr. Hawk shall return or destroy (and provide written confirmation of the date and content and manner of the information destroyed), all Confidential Information to the Company upon request or upon the termination of his Board service. The term “Confidential Information” does not include any information that (a) is or becomes, available to Mr. Hawk on a non-confidential basis from a source other than the Company or its advisors or employees or others with an obligation to keep it confidential, or (b) is developed or derived by Mr. Hawk without the aid, application or use of such Confidential Information, including, without limitation, general perspectives on industry practices and business management that were developed, in part, during Mr. Hawk’s tenure with the Company.

Section 3.Non-Competition. Because of the Company’s legitimate business interest in protecting its Confidential Information and Company Relationships, in exchange for the Company’s promises made in this Agreement and as a material incentive for the Company to enter into this Agreement, Mr. Hawk agrees that he will not, at any time during his service on the Board, and for the later of (1) three years from the effective date of this Agreement or (2) the period commencing on the date of termination of Mr. Hawk’s service on the Board and continuing for twelve (12) months thereafter (collectively referred to as the

“Restricted Period”), directly or indirectly, for himself or for others, in any state of the United States or in any business location worldwide where the Company is conducting or actively planning to conduct business as of the date Mr. Hawk’s Board service ends or in the previous twenty-four (24) months (the “Restricted Territory”), engage in any Prohibited Activity. “Prohibited Activity" is any activity involved with or supporting the same or similar business as the Company, or any activity which in any other way provides the same or similar services as the Company provided during Mr. Hawk’s Board service up to the effective date of this Agreement, whether such actions are taken on behalf of Mr. Hawk or for others as set forth on Exhibit “B” to this Agreement; provided, that, for the avoidance of doubt, the Parties acknowledge and agree that the Company, as of the effective date of this Agreement, does not provide industrial cleaning services in North America. Mr. Hawk expressly acknowledges and agrees that, due to the nature of his service with the Company, any activities falling within the definition of Prohibited Activity would necessarily and inevitably involve the use and/or disclosure by Mr. Hawk of the Company’s trade secrets and Confidential Information or Company Relationships.

Section 4.Non-Solicitation of Company Employees. Because of the Company’s legitimate business interest in protecting its Confidential Information and Company Relationships, in exchange for the Company’s promises made in this Agreement and as a material incentive for the Company to enter into this Agreement, Mr. Hawk hereby agrees that he will not, at any time during the Restricted Period, for himself or for any other person or entity, solicit, hire or seek to hire any current or former (within the prior six months) employees of the Company, or in any other manner attempt, directly or indirectly, to influence, induce, or encourage any such current or former employees of the Company to leave his or her employment or work with the Company (“Prohibited Solicitation”). Mr. Hawk further agrees not to use or disclose to any person or entity any information concerning the names, addresses, work or personal telephone numbers of any such current or former employees of the Company in association with any Prohibited Solicitation. Notwithstanding the foregoing, Mr. Hawk will not be deemed to have engaged in a Prohibited Solicitation about which he had no knowledge or participation. However, providing an introduction to or information about a person to be solicited or recruited will be considered participation in such solicitation.

Section 5.Injunctive, Equitable and Legal Relief. Mr. Hawk acknowledges that he has or will receive sufficient monetary and other consideration from the Company to justify the restrictions in this Agreement. In the event of (a) a breach, as finally determined by a court of competent jurisdiction in a non-appealable decision, or (b) any challenge to or finding of enforceability of any term of this Agreement, Mr. Hawk shall immediately forfeit all rights to any long-term performance stock units and restricted stock units and shall return to the Company all rights to and any value received from the restricted stock units subject to the Accelerated Vesting under this Agreement scheduled and delivered to him after calendar year 2016. For any restricted stock units scheduled to be delivered after calendar year 2016, but not yet delivered at the time of an enforceability challenge or finding of breach, Mr. Hawk shall immediately forfeit all rights to such restricted stock units and the Company shall be relieved of any obligation of delivery. Such return or forfeiture of delivery is not considered liquidated damages and is in addition to the Company’s right to seek any and all remedies available at law or in equity, including, the recovery of damages from Mr. Hawk, as well as attorneys’ fees or costs involved in litigating this Agreement, and specific performance and injunctive relief as monetary damages will not be sufficient to remedy such breach or challenge to the terms of this Agreement. The Parties agree that only in the event of litigation of any alleged breach of the terms of this Agreement, and not in the case of a challenge to the enforceability, that the prevailing party, as finally determined by the applicable court, shall be entitled to his or its reasonable attorney fees and costs incurred in litigating the terms of this Agreement.

Section 6.No Use of Other Parties’ Confidential Information or Conflicting Obligations of Mr. Hawk. Mr. Hawk promises that he will not use, disclose to the Company, bring on Company premises, or induce the Company or any of its directors, agents or employees to intentionally or unintentionally use or disclose, any confidential or proprietary information or material belonging to any other person or entity and for which the Company is not an authorized user. Mr. Hawk will not enter into any agreement or undertake any other duty, whether written or oral, in conflict with the provisions of this Agreement. Mr. Hawk represents that his service on the Board will not breach any agreement or other duty Mr. Hawk has to keep in confidence proprietary information, knowledge or data belonging to other persons or entities.

Section 7.Certain Acknowledgements. It is acknowledged and agreed that Mr. Hawk is involved in a variety of businesses and may have acquired (or invested in), or may acquire (or invest in), directly or indirectly, other businesses. For avoidance of doubt, nothing in this Agreement is intended to limit Mr. Hawk’s ability to acquire, invest in, advise, manage or operate such other businesses, as long as, in doing so, Mr. Hawk does not violate any provision of this Agreement, or any other obligations Mr. Hawk has towards the Company, including duties under any applicable law or agreement such as fiduciary and loyalty and confidentiality duties as a Team director, and all policies and procedures applicable to Team directors such as the Code of Conduct, governance principles, and all of the Company’s board policies and procedures.

Section 8.Choice of Law and Mandatory Forum; Waiver of Jury Trial. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas. Unless any injunctive or equitable relief sought requires filing elsewhere, the Parties agree to submit all disputes arising out of or relating to this Agreement to the exclusive jurisdiction of the state and federal courts, as appropriate, in Harris County, Texas. Mr. Hawk hereby expressly consents to the jurisdiction of the foregoing courts for such purposes and waives any challenges to the jurisdiction of the foregoing courts. The Parties waive all rights to a jury trial for any claims between them under this Agreement or otherwise. The Parties consent to trial by the judge.

Section 9.Successors/Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors, beneficiaries, and permitted assigns. The Company shall be permitted to assign or otherwise transfer this Agreement to any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise without Mr. Hawk’s consent. This Agreement is personal to Mr. Hawk and not assignable by him.

Section 10.Notices. Any notices under this Agreement shall be addressed as follows and delivered by any means which provides a receipt upon delivery. Notices to the Company shall be sent to the attention of Chief Executive Officer and Executive Vice-President and Chief Legal Officer, 13131 Dairy Ashford, Suite 600, Sugar Land, TX 77478 or ted.owen@teaminc.com and butch.bouchard@teaminc.com. Notices to Mr. Hawk shall be sent to: 4 Bradfield Court, Houston, TX 77024 or phil.hawk@teaminc.com and Philip.j.hawk@gmail.com.

Section 11.Reasonableness of the Restrictions, Severability. The Parties agree that the restrictions in this Agreement are reasonable and necessary to protect the Company’s Confidential Information and Company Relationships. Nevertheless, if any court having jurisdiction finds any terms to be unenforceable for any reason, the court shall modify them to be enforceable. If such court finds any term of this Agreement to be unenforceable, it shall be severed and such finding shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

Section 12.Entire Agreement, Existing Duties, Modification of Agreement, No Waiver. The Parties have not relied upon any representations or statements, written or oral, not set forth in this Agreement. This Agreement represents the entire understanding between the Parties on the matters addressed, except that it supplements and does not replace any other agreement or obligation under any law between the Parties regarding fiduciary duties, duties of loyalty, conflict of interest, code of ethical conduct, confidentiality, non-

disclosure, non-competition, and/or non-solicitation obligations. This Agreement may not be modified, changed or altered by any promise or statement by the Company other than in writing signed by Mr. Hawk and an authorized representative of Company. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. No failure by either Party hereto at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time, or (ii) preclude insistence upon strict compliance in the future.

Agreed to and Executed By:

TEAM, INC.

By:	/s/ Ted W. Owen

Printed Name:	Ted W. Owen

Title: Chief Executive Officer

Date Signed:	August 8, 2016

/s/ Philip J. Hawk
PHILIP J. HAWK

Date Signed:	August 8, 2016

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